Exhibit 10.15

GPTG ETHANOL MARKETING AGREEMENT

This Ethanol Marketing Agreement ("Agreement") is made and entered into as of this  25th day of September, 2009 by and between Lincolnway Energy, LLC ("Producer"), an Iowa limited liability company, and Green Plains Trade Group LLC, a Delaware limited liability company ("GPTG") (each a "Party", and collectively the "Parties"), but this Agreement shall not become effective for purposes of commencing transactions under and pursuant to this Agreement until the Effective Date (as that term is defined in Section 14).

In consideration of the mutual terms and conditions contained herein, the Parties agree as follows:

1.
Term and Termination: The initial term of this Agreement (the "Initial Term") shall be for a period of *, commencing on the date hereof, unless this Agreement is earlier terminated as provided below.  Following the Initial Term, this Agreement shall automatically renew for successive * terms (each a "Renewal Term"), unless terminated on the expiration date of the Initial Term or any Renewal Term, in each case by either Party with at least ninety (90) days written notice prior to such expiration date, or unless this Agreement is earlier terminated as provided below.

In the event either Party is in breach of any term, condition or obligation under this Agreement (the "Breaching Party"), the other Party (the "Non-Breaching Party") shall have the right to terminate this Agreement by proceeding as follows:  The Non-Breaching Party shall provide written notice to the Breaching Party of such breach, which notice shall include a reasonably detailed description of such breach.  The Breaching Party shall have thirty (30) days from receipt of such notice to remedy such breach, or in the case of a breach involving a failure to make any payments which are required by this Agreement by the due date, then the Breaching Party will have three (3) days after receiving the written notice to cure the breach (in either case, the "Cure Period").  If the Breaching Party remedies such breach within the applicable Cure Period, this Agreement shall not terminate but rather shall continue in full force and effect.  If the Breaching Party does not remedy such breach within the applicable Cure Period, this Agreement may, at the option of the Non-Breaching Party, be immediately terminated at any time within the sixty (60) days following the end of the applicable Cure Period, effective upon the giving of written notice from the Non-Breaching Party to the Breaching Party.  The failure of the Non-Breaching Party to so terminate this Agreement within such sixty (60) day period shall be deemed a waiver of such termination option with respect to the breach in question, but not a waiver of the Non-Breaching Party's right to pursue all other rights and remedies as may be available to the Non-Breaching Party under this Agreement, at law, in equity or otherwise with respect to the breach in question.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

Notwithstanding the preceding paragraph, this Agreement may be terminated by the Non-Breaching Party, effective upon the giving of written notice to the Breaching Party, and without any opportunity for cure by the Breaching Party, if the Non-Breaching Party has provided the Breaching Party with bona fide written notices pursuant to the preceding paragraph on at least three or more prior occasions during the one year period immediately preceding the date of the giving of the current notice of breach, and regardless of whether such prior breaches were cured by the Breaching Party.

In addition to the foregoing, this Agreement may be terminated under the following circumstances:  (a) if either Party engages in unethical, illegal or intentional misconduct reasonably likely to result in material adverse consequences to the other Party, the Party harmed or likely to be harmed by the misconduct may immediately terminate this Agreement upon written notice to the Party engaging in the misconduct; or (b) in the event of a Party's bankruptcy, assignment for the benefit of creditors, admission in writing of its inability to pay debts generally, or its liquidation, insolvency or dissolution, the other Party may terminate this Agreement at any time within thirty (30) days of the date on which such Party becomes aware of such occurrence, with such termination to be effective immediately upon the giving of written notice thereof.

Producer may also terminate this Agreement as provided in Section 7.A of this Agreement.

The termination of this Agreement, by GPTG or Producer, and for whatever reason, shall not affect any liability or obligation of GPTG or Producer under this Agreement which shall have accrued prior to or as a result of such termination, including any liability for loss or damage on account of breach, nor shall the termination of this Agreement (by GPTG or Producer, and for whatever reason) affect any of the terms or provisions of this Agreement which contemplate performance or continuing obligations beyond the termination of this Agreement, including the obligations of, as applicable, GPTG and/or Producer under Sections 7.C, 7.D and 29.

Upon the termination of this Agreement by GPTG or Producer, and for whatever reason, Producer agrees to accept and GPTG agrees to assign, to the extent it may legally do so, any and all outstanding sales contracts or bids of GPTG from third parties which correlate to any Accepted Purchase Orders (as that term is defined in Section 5.B.) on the effective date of the termination of this Agreement, and GPTG shall provide Producer with copies of such sales contracts, bids and any related documentation.  GPTG shall not receive any fees or other payments with respect to any such sales contracts or bids or Accepted Purchase Orders.  If GPTG may not legally assign to Producer a sales contract or bid of GPTG from a third party which correlates to an Accepted Purchase Order on the effective date of the termination of this Agreement, then GPTG and Producer shall be and remain responsible for purchasing and selling, in accordance with the terms of this Agreement, the Ethanol which is the subject of such Accepted Purchase Order, and this Agreement shall also continue for that limited purpose; provided, however, that if this Agreement was terminated by Producer by reason of a breach of this Agreement by GPTG, then Producer may, in its sole discretion, require payment in advance for all Ethanol which will be picked up by GPTG after the effective date of the termination of this Agreement.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

2.	Quantity and Quality:

A.
Except as provided in subparagraph B. immediately below, Producer shall sell exclusively to GPTG and GPTG shall purchase from Producer the total output of fuel grade ethanol ("Ethanol") produced at Producer's Nevada, Iowa facility ("Plant").  All Ethanol shall be delivered FOB the Plant, and title and all risk of loss shall pass to GPTG at the Title Transfer Point (as defined in Section 5.E.).  Ethanol produced for the intended use as an alternative or racing fuel shall not be excluded from this Agreement.

B.
Notwithstanding subparagraph A above or any other term or condition of this Agreement which may appear to be to the contrary, (i) if GPTG fails to purchase or to take delivery of any Ethanol from the Plant, for any reason whatsoever (including by reason of any Impossibility Event, as that term is defined in Section 10) and such failure results in, or may reasonably be anticipated to result in, Producer's Storage Capacity (as that term is defined in Section 4.G) being exceeded, then Producer may sell or otherwise dispose of the amount of Ethanol which Producer determines is necessary to cause Producer's Storage Capacity to not be exceeded during the following five (5) day period, and (ii) Producer may sell or otherwise dispose of any Ethanol which is the subject of any Rejected Purchase Order (as that term is defined in Section 5.B).  Any such sales of Ethanol by Producer may be to such persons and on such terms as are determined by Producer, in its sole discretion, and may be made by Producer even if the Ethanol in question is otherwise the subject of an Accepted Purchase Order.  Notwithstanding the foregoing, Producer acknowledges that it remains obligated on such Accepted Purchase Orders.  GPTG also acknowledges that Producer has a contract with another ethanol marketer that will terminate on October 1, 2009, and that Producer may sell Ethanol to such other marketer to the extent necessary to comply with the terms of that other agreement and as otherwise necessary to satisfy and fulfill any obligations upon Producer under such agreement to sell Ethanol to such other marketer.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

3.	GPTG shall:

A.	Market and purchase all of the Ethanol produced by Producer at the Plant, at the price outlined in Section 5;

B.	Remit payment to Producer for the Ethanol as provided in Section 5;

C.
Be responsible for the scheduling of all shipments of the Ethanol, including, without limitation, for arranging and providing for the pick-up at the Plant of all Ethanol purchased by GPTG under this Agreement by truck carrier or by railcar carrier (in either event, each a "GPTG Carrier") and for the subsequent shipment and delivery of all such Ethanol by each GPTG Carrier to whatever locations are desired by GPTG;

D.
Provide Producer with such reports and information as Producer may reasonably request from time to time including, but not limited to, (i) detailed accounting reports, (ii) reconciled settlement statements,  (iii) market and pricing reports, and (iv) daily price reports and contract balances;

E.
Be responsible for complying with all laws, rules, regulations and orders, and industry standards, regarding the transportation and shipment of all Ethanol and otherwise with respect to GPTG's activities under or pursuant to this Agreement, including, without limitation, maintaining in effect all necessary or appropriate governmental licenses, permits, consents or other approvals; and

F.
Have sole responsibility and liability for the collection of all of GPTG's accounts, and any delinquencies in any of GPTG's accounts shall not affect GPTG's payment obligations to Producer under this Agreement.

4.	Producer shall:

A.
Provide GPTG (by fax, email or other method mutually acceptable to Producer and GPTG) with a twelve month production forecast on the date of this Agreement and on or before each one year anniversary of the date of this Agreement, a weekly update to the then current rolling twelve month production forecast within four (4) days of the close of each calendar week, daily plant inventory balances (by no later than noon on each day, excluding weekends and Producer recognized holidays), pickup information, and other information reasonably requested by GPTG;

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

B.
Producer shall use its commercially reasonable efforts to meet the monthly production estimates reflected in the then-current twelve month production forecast; provided, however, that nothing in this Agreement is intended to, nor shall be interpreted as, in any way limiting or restricting Producer's right, in its sole discretion, to manage Producer's business in all respects, including determining Producer's level of production of Ethanol at the Plant from time to time and based upon such factors or considerations as are determined to be relevant by Producer from time to time, such that Producer may revise its then current twelve month production forecast in such manner and by such amounts as are determined by Producer, in its sole discretion, in each weekly update provided by Producer;

C.
Notify GPTG promptly of any material unscheduled shut-down, suspension or significant decrease in production at the Plant that was not reported in the rolling twelve month production forecasts or weekly updates provided under Section 4.A. above;

D.
Provide to GPTG certificates of analysis of the Ethanol sold to GPTG in a form and content mutually acceptable to Producer and GPTG, but no such certificate of analysis shall be deemed to be a representation or warranty by Producer with respect to any Ethanol or any other matter whatsoever;

E.
Producer shall, at its expense, provide or cause to be provided all testing and related test equipment at or in the vicinity of the Plant which is necessary to determine the accuracy of the certificates of analysis contemplated by subparagraph D. above, and GPTG or its representative shall, at GPTG'S expense, have the right to perform periodic tests to determine the accuracy of such certificates of analysis;

F.
Provide the labor and Plant equipment necessary to load the Ethanol into the trucks or railcars of the GPTG Carriers at the Plant; provide the documentation reasonably requested by GPTG (such as bills of lading) in order to meet the requirements of any federal or state law, rule or regulation related to the shipment of the Ethanol; visually inspect, in accordance with normal industry practice, and prior to loading at the Plant, the railcars for compliance with any applicable U.S. Department of Transportation requirements; and be responsible for compliance with all federal, state and local rules, regulations and requirements regarding the loading of Ethanol into the trucks or railcars at the Plant;

G.	Provide for a minimum of ten (10) days storage based on an annual nameplate capacity of 50 MGPY on Producer's premises (the "Storage Capacity");

H.	For all gallons of Ethanol sold to GPTG, use certified meters or weight-scales that provide both gross and net 60° Fahrenheit temperature compensated gallons; and

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

I.	Provide any of the information to be provided by Producer pursuant to this Section 4 to GPTG in electronic form, if such information is available in such form.

5.	Marketing/Pricing/Risk of loss/Payment

A.
Marketing:  Since GPTG shall have the exclusive right to market all of the Ethanol produced by Producer, GPTG agrees to use commercially reasonable efforts to market all such Ethanol and be responsible for the marketing, sale and delivery of all of the production of Ethanol from the Plant during the term of this Agreement, including, but not limited to:

•	Scheduling sufficient railcar, tank trucks and other transport as may be needed to handle said production;
•	Negotiating the rates and tariffs to be charged for delivery of such production to GPTG's customers;
•	Promoting and advertising the sale of fuel grade ethanol as appropriate;
•	Ascertaining that such production is delivered where contracted and intended; and
•	Handling all purchase agreements with GPTG's customers and any complaints in connection therewith.

GPTG acknowledges that Producer may produce Ethanol in excess of the amounts set out in Producer's then current production forecast as provided by Producer pursuant to Section 4.A, and GPTG shall have the obligation to market and purchase all Ethanol which may from time to time be produced in excess of the amounts set forth in Producer's then current production forecast, all upon the terms and conditions set forth in this Agreement.

GPTG also acknowledges that the Ethanol is intended solely for use in connection with fuel.

B.
Price; Approval of Purchase Orders.  GPTG will use commercially reasonable and diligent efforts to obtain the best price for all Ethanol. Producer acknowledges and agrees that it is not a party to any Ethanol sales contract with any third party purchaser from GPTG.  As is also noted below, to the extent Producer does not agree to any purchase orders presented by GPTG, GPTG shall be relieved of any obligations hereunder to market such Ethanol. Notwithstanding the foregoing, should GPTG directly cause an inventory or production constraint for Producer, then GPTG shall be relieved of any obligation to market the number of gallons of Ethanol that Producer has notified GPTG that Producer intends to liquidate, but GPTG shall remain responsible to market all remaining Ethanol production in accordance with this Agreement.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

GPTG shall submit purchase orders for the purchase of Ethanol (each, a "Purchase Order") to Producer on such a periodic basis as is necessary to permit Producer to operate at and maintain a production schedule which is consistent with the production schedules provided to GPTG by Producer pursuant to Section 4.A. and otherwise with such sufficient advance notice so as to reasonably allow Producer to determine that the Storage Capacity will not be exceeded and for Producer to be able to provide the services contemplated by Section 4.F.

GPTG must direct and submit Purchase Orders to the applicable Producer Representative (as that term is defined in Section 16) who is designated by Producer from time to time.  GPTG shall submit Purchase Orders to Producer pursuant to such methods as are reasonably agreed to by GPTG and Producer from time to time, but which may include fax and/or email to the Producer Representative or Producer Representatives who are designated by Producer from time to time.  Each Purchase Order shall be in form and content mutually acceptable to GPTG and Producer, but each Purchase Order must include GPTG's contract selling price for the Ethanol in question, the delivery location for the Ethanol in question, the method of delivery (i.e. by truck or railcar) and the pickup date or dates for the Ethanol in question at the Plant.  Each Purchase Order shall be subject to Section 17.

GPTG will submit each Purchase Order to the applicable Producer Representative.  Producer may accept or reject each Purchase Order, in Producer's sole discretion, but if Producer fails to advise GPTG of Producer's acceptance of a Purchase Order, Producer shall be deemed to have rejected the Purchase Order in question.  A Purchase Order which has been accepted by Producer is at times referred to in this Agreement as an "Accepted Purchase Order", and a Purchase Order which has been rejected by Producer (including a Purchase Order which is deemed to be rejected by Producer as provided in the preceding sentence) is at times referred to in this Agreement as a "Rejected Purchase Order".  GPTG shall be relieved of the obligation hereunder to further market the Ethanol which is the subject of a Rejected Purchase Order and Producer shall have the right to sell or otherwise dispose of such Ethanol to such persons and on such terms as are determined by Producer, as provided in Section 2.B.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

Without limiting GPTG's obligation to use commercially reasonable and diligent efforts to obtain the best price for all Ethanol, and in addition thereto, GPTG agrees that Schedule 1 to this Agreement sets forth the minimum purchase price that GPTG shall pay to Producer for the number of gallons of Ethanol set forth in Schedule 1 on a daily, monthly and quarterly basis.  Producer therefore may in all events, at any time and from time to time, upon demand by Producer, which demand may be made by Producer in Producer's sole discretion, require GPTG to provide Producer with Purchase Orders on a daily, monthly and/or a quarterly basis which are consistent with the requirements set forth in Schedule 1.  As indicated, Producer may make such demand at any time and from time to time, and upon each such demand by Producer, GPTG shall submit Purchase Orders to Producer in accordance with Producer's demand.

If Producer agrees, in Producer's sole discretion, to enter into transactions with GPTG for the arbitrage of replacement gallons of ethanol, GPTG agrees that the incremental profit on such repurchased gallons shall be paid to Producer, in accordance with the payment provisions of Section 5.G, less the per gallon fee set forth in Section 5.F on such replacement gallons.

C.
Net Selling Price.  The per gallon price Producer shall receive for the Ethanol sold to GPTG under this Agreement shall be the Net Selling Price (as that term is defined below).  The term "Net Selling Price" means GPTG's per gallon contract selling price for the Ethanol in question, which shall be the price set forth in the Purchase Order presented to Producer pursuant to Section 5.B above, less all direct costs (on a per gallon basis) incurred by GPTG in conjunction with the handling, movement, delivery and shipment of such Ethanol from GPTG to the original purchaser, including but not limited to terminal lease charges, throughput charges, terminal shrinkage costs, freight charges, tariffs, costs of leasing railcars, trucks, river barges and ocean going vessels (all at cost), government taxes and assessments, insurance, inspection fees, working capital carrying costs, costs associated with RINS management, and costs of purchasing and delivering replacement ethanol in the event of Producer's failure to provide Ethanol in accordance with an Accepted Purchase Order, including any such failure caused by any Impossibility Event or for any other reason.

D.
Estimated Net Price.  GPTG and Producer shall jointly determine the estimated monthly Net Selling Price (on a per gallon basis) (the "Estimated Monthly Netback") for each calendar month.  GPTG and Producer shall determine the Estimated Monthly Netback on or before the first business day of each calendar month.  GPTG and Producer acknowledge that the intent is to establish the Estimated Monthly Netback to be within 5% or less of the final actual Net Selling Price (on a per gallon basis) for the month (the "Equalized Netback").  The Estimated Monthly Netback and the Equalized Netback shall be utilized for making payments to Producer as provided in Section 5.G below.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

E.
Title and Risk of Loss:  GPTG will bear all sales, marketing, logistics services/management costs, collection costs and all risk of loss and damage to all Ethanol commencing immediately at the time the Ethanol passes across the inlet flange into rail cars or tank trucks of the GPTG Carrier at the Plant (the "Title Transfer Point"). Title and all risk of loss and damage to the Ethanol shall automatically transfer from Producer to GPTG at the Title Transfer Point.  Until such time, Producer shall be deemed to be in control of and in possession of, and shall have title to and risk of loss to, the Ethanol.

F.
Commission:  GPTG shall invoice Producer * for each gallon of Ethanol marketed by GPTG in any calendar month, and to the extent GPTG owes amounts to Producer under Section 5.G., such invoiced amount shall be deducted from such amount owed to Producer.  In all other cases, the invoice amount will be due by the date which is later of *.

G.
Payment:  For all gallons of Ethanol purchased by GPTG from Producer and picked up at the Plant during each one-week period beginning on Monday and ending on the following Sunday, GPTG shall pay Producer the Estimated Monthly Netback in effect for such week by ACH or wire no later than * days following the end of said one-week period.  If at calendar month's end, the Equalized Netback exceeds the Estimated Monthly Netback amounts which have been paid to Producer, GPTG shall pay Producer on or before the * day of the following calendar month  an amount equal to the product of (x) the difference between the Estimated Monthly Netback and Equalized Netback, and (y) the aggregate number of gallons of Ethanol purchased by GPTG from Producer during such month.  If the Equalized Netback is less than the Estimated Monthly Netback, Producer shall pay to GPTG on or before the * day of the following calendar month, an amount equal to the product of (x) the difference between the Equalized Netback and the Estimated Monthly Netback, and (y) the aggregate number of gallons of Ethanol purchased by GPTG from Producer during such month.  Within * calendar days of the end of each month, GPTG shall provide to Producer all information necessary to calculate the Equalized Netback and determine the payment between the Parties under this Section 5.G.  For purposes of this Agreement, payment obligations arise upon shipping and shipping for this purpose is defined as the actual release of the shipment to the railroad or common carrier truck, as directed by *.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

H.
Supporting Records:  GPTG shall keep a set of books and records in accordance with generally accepting accounting principles with respect to all sales of Ethanol hereunder and all costs and commissions associated therewith, and shall make such books and records reasonably available to Producer or Producer's independent outside accounting representatives (upon execution by such independent outside accounting representative of a mutually agreeable confidentiality agreement) at GPTG's office at any time by appointment during normal business hours upon at least five (5) business days prior written notice; provided that Producer shall be entitled to no more than three (3) such visits in any year and Producer 's independent outside accounting representatives shall be permitted to disclose to Producer only aggregate information of the results of its review, and not any contract or customer specific information.  GPTG shall maintain all of the books and records required by this Section for a minimum of two (2) years from the date of the creation of the particular book, entry or record in question.  The costs of any review and inspection of the books and records of GPTG pursuant to this subparagraph shall be borne by Producer, except that GPTG shall reimburse Producer for all such costs, within ten (10) days of demand therefor by Producer, if any such review or inspection reflects any underpayment of any amounts by GPTG to Producer of 1% or more over the period which is the subject of the review or inspection in question.  GPTG shall also in all events pay to Producer, within ten (10) days of demand therefor by Producer, the full amount of any underpayments, along with interest thereon as provided in Section 7C, which are discovered in connection with any review or inspection pursuant to this subparagraph.  Notwithstanding the preceding two sentences, however, if GPTG disputes the results of any such review or inspection, the provisions of Section 5.I below shall apply, and GPTG shall not have any of the payment obligations specified in the preceding two sentences until the dispute procedures specified in Section 5.I have been utilized.

I.
Payment Disputes.  If either Party, in good faith, disputes any amounts to be paid pursuant to this Section 5, the disputing Party shall immediately notify the other Party of the basis for the dispute.  Officers of the Parties will then meet and use their best efforts to resolve any such dispute within 3 business days thereafter.  If the dispute cannot therefrom be resolved, the Parties shall be able to pursue all other remedies available to them, in law or in equity.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

6.	Producer Responsibility for Dedicated Railcars:

A.
Producer will enter into leases or other arrangements intended to secure the availability of sufficient railcars to timely ship the Ethanol produced at the Plant as contemplated by this Agreement ("Dedicated Railcars"). GPTG and Producer shall agree to the number of railcars and term of such arrangements for rail cars prior to entering into said agreements, and shall cooperate in good faith in estimating the number of rail cars required for the shipment of Ethanol from the Plant from time to time as well as in the determination of any other terms necessary for said leases.  In the event of any dispute or disagreement regarding the terms of any rail car lease, however, Producer shall be entitled to make the final determination and decision regarding the dispute or disagreement, in Producer's sole discretion.

7.	Representations & Warranties/Indemnity:

A.	Producer represents and warrants to GPTG as follows:

•
Producer is duly formed and validly existing as a limited liability company under the laws of the State of Iowa; has the requisite power and authority to own its properties and carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement; is qualified to do business in Iowa and in every other jurisdiction in which failure to qualify could reasonably be expected to have a material adverse effect on Producer's ability to perform its obligations hereunder.

•
Producer has taken all action necessary to authorize it to execute, deliver and perform its obligations under this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Producer enforceable against Producer in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.

•
The execution, delivery and performance by Producer of this Agreement does not and will not (i) violate any law applicable to Producer, (ii) result in any breach of Producer's constituent documents or (iii) conflict with, violate or result in a breach of or constitute a default under any agreement or instrument to which Producer or any of its properties or assets are bound.

•
No authorization or approval or other action by, and no notice to or filing with, any governmental authority (other than those which have been obtained) is required for the due execution, delivery and performance by Producer of this Agreement.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

•
Producer is not a party to any pending legal, administrative, arbitration or other proceeding, and, to Producer's knowledge, no such proceeding is threatened, which could reasonably be expected to have a material adverse effect on Producer's ability to perform its obligations hereunder.

•
Producer represents that it will have or has good and marketable title to all of the Ethanol sold to GPTG pursuant to this Agreement and that said Ethanol will be free and clear of all liens and encumbrances arising from any action of Producer.

•
Producer represents that each respective truck or railcar load of  Ethanol sold to GPTG pursuant to this Agreement will, in the form as loaded onto the truck or railcar of the GPTG Carrier, meet or exceed (but need not exceed) the specifications set forth in Exhibit "A" to this Agreement (the "Specifications"), as Exhibit "A" may be amended or restated from time to time by GPTG as provided below, for a period of sixty (60) days from the date of loading of the Ethanol in question onto the truck or railcar of the GPTG Carrier at the Plant (the "Warranty Period").  GPTG may amend or restate Exhibit "A" at any time and from time to time upon not less than ninety (90) days prior written notice to Producer, but only to the extent such amendment or restatement is necessary to comply with any changes in industry standards or applicable federal or state laws, rules or regulations; provided, however, that in such event Producer shall have the right to terminate this Agreement by giving written notice thereof to GPTG at any time within said ninety (90) day period.

B.	GPTG represents and warrants to Producer as follows:

•
GPTG is duly formed and validly existing as a limited liability company under the laws of the State of Delaware; has the requisite power and authority to own its properties and carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement; is qualified to do business in Delaware and in every other jurisdiction in which failure to qualify could reasonably be expected to have a material adverse effect on GPTG's ability to perform its obligations hereunder.

•
GPTG has taken all action necessary to authorize it to execute, deliver and perform its obligations under this Agreement, and this Agreement constitutes a legal, valid and binding obligation of GPTG enforceable against GPTG in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

•
The execution, delivery and performance by GPTG of this Agreement does not and will not (i) violate any law applicable to GPTG, (ii) result in any breach of GPTG's constituent documents or (iii) conflict with, violate or result in a  breach of or constitute a default under any agreement or instrument to which GPTG or any of its properties or assets are bound.

•
No authorization or approval or other action by, and no notice to or filing with, any governmental authority (other than those which have been obtained) is required for the due execution, delivery and performance by GPTG of this Agreement.

•
GPTG is not a party to any pending legal, administrative, arbitration or other proceeding, and, to GPTG's knowledge, no such proceeding is threatened, which could reasonably be expected to have a material adverse effect on GPTG's ability to perform its obligations hereunder.

•	All reports and all invoices provided by GPTG to Producer pursuant to this Agreement shall be true, accurate and complete in all respects.

C.
Subject to Section 9, GPTG shall indemnify, defend, and hold Producer and its affiliates, subsidiaries, parents, and its and their respective directors, officers, stockholders, members, employees, and agents (collectively, including Producer, the "Producer Indemnified Persons") harmless from and against any and all suits, proceedings, actions, claims, counterclaims, losses, awards, judgments, settlements, fines, penalties, liabilities, damages, costs or expenses (including reasonable out-of-pocket attorney's fees and expenses) (collectively, "Losses") in any way arising from, related to or connected with (i) any breach of any provision of this Agreement by GPTG, and/or (ii) any claims resulting from GPTG's marketing or other activities or use or sale of any Ethanol.  Any payment owed by GPTG to Producer under this Agreement which is not made when due shall bear interest from the date such payment was due until it is paid at the rate of 12% per annum, and in order for GPTG to cure any default in payment by GPTG under this Agreement, GPTG must pay both such delinquent payment and interest thereon as provided in this sentence.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

D.
Subject to Section 9, Producer shall indemnify, defend, and hold GPTG and its affiliates, subsidiaries, parents, and its and their respective directors, officers, stockholders, members, employees, and agents (collectively, including GPTG, the "GPTG Indemnified Persons") harmless from and against any and all Losses in any way arising from, related to or connected with any breach of any provision of this Agreement by Producer.  Any payment owed by Producer to GPTG under this Agreement which is not made when due shall bear interest from the date such payment was due until it is paid at the rate of 12% per annum, and in order for Producer to cure any default in payment by Producer under this Agreement, Producer must pay both such delinquent payment and interest thereon as provided in this sentence.

8.
No Other Warranties: Except only for the limited express warranties set forth in, respectively, Section 7.A and Section 7.B above, neither Producer nor GPTG makes any express warranties whatsoever regarding any Ethanol or any other thing or matter whatsoever, and Producer and GPTG each hereby exclude and disclaim in entirety all implied warranties whatsoever, including the implied warranties of merchantability, noninfringement and fitness for a particular purpose, with respect to all Ethanol and all other things and matters whatsoever.

9.
Limitation of Damages; Statute of Limitations:  Under no circumstances or theories (including, but not limited to, tort or breach of this Agreement) shall GPTG or Producer be liable to the other for any lost profits, business or goodwill, or for any exemplary, special, incidental, consequential, punitive or indirect damages whatsoever, which are in any way related to or connected with or arise out of this Agreement (and even if GPTG or Producer, as the case may be, knew or should have known of the possibility of any of those damages), including, without limitation, to, with or out of any performance or nonperformance of any Ethanol or GPTG's or any other person's use of or inability to use any Ethanol (whether alone or in connection with or as part of other goods or products).  GPTG and Producer agree that amounts paid by GPTG or Producer, as the case may be, to a non-affiliated third party because of any breach of this Agreement by the other shall be considered actual damages incurred by GPTG or Producer, as the case may be, and therefore not subject to the preceding sentence.

Any claim, suit, action or other proceeding for any breach or nonfulfillment of, or default under, any term or condition of this Agreement must be commenced within one year of the date on which the cause of action accrued, or such claim, suit, action or proceeding shall be lost and forever barred.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

10.
Impossibility Event:  Subject to the last sentence in this Section, if any term or condition of this Agreement to be performed or observed by GPTG or Producer is rendered impossible of performance or observance due to any force majeure or any other material act, omission, matter, circumstance, event or occurrence beyond the commercially reasonable control of GPTG or Producer, as the case may be (each, an "Impossibility Event"), the affected party shall, for so long as such Impossibility Event exists, be excused from such performance or observance, provided the affected party (i) promptly notifies the other party of the occurrence of the Impossibility Event; (ii) takes all commercially reasonable steps to terminate, remedy or otherwise discontinue the effects of the Impossibility Event; and (iii) recommences performance after the termination or discontinuance of the Impossibility Event.  The term "Impossibility Event" includes an actual or threatened act or acts of war or terrorism, fire, storm, flood, earthquake, acts of God, civil disturbances or disorders, riots, sabotage, strikes, lockouts and labor disputes.  Nothing in this Section is intended to or shall be interpreted so as to require the resolution of labor disputes by acceding to the demands of labor when such course is inadvisable in the discretion of the Party subject to such dispute.  Notwithstanding the foregoing, this Section is not applicable to, and shall not excuse any performance or observance of, a payment or indemnification duty or obligation, an Accepted Purchase Order, or any obligations under Section 29.

11.
Independent Contractor: It is expressly understood that the relationship of GPTG to Producer is that of an independent contractor and nothing contained herein shall be construed to create any partnership, agency, or employer/employee relationship, and GPTG has no authority whatsoever to bind or obligate Producer in any way.  GPTG may freely choose the customers from whom business shall be solicited and the time and place for solicitation.

12.
Notices:  Unless otherwise provided in this Agreement (such as in Sections 4.A and 5.B), any notices required to be given under this Agreement shall be in writing and be sufficiently given when delivered in person, if delivered by a nationally recognized overnight courier, on the next business day following deposit, or if by certified mail, return receipt requested, postage prepaid, on the third business day following such mailing, addressed as follows:

Producer:	Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201
Attn: President
Fax: _______________________

GPTG:	Green Plains Trade Group LLC
9420 Underwood Ave., Suite 100
Omaha, NE 68114
Attn: Todd Becker, CEO
Fax: (402) 884-8776

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

13.
Insurance:  During the entire term of this Agreement, Producer will maintain insurance coverage that is customary for a company of its type and size that is engaged in the production and selling of ethanol and provide evidence of such coverage as reasonably requested by GPTG from time to time.  At a minimum, Producer's insurance coverage must include:

a.	Comprehensive general product and public liability insurance, with liability limits of at least $2 million in the aggregate.

b.	Property and casualty insurance adequately insuring its production facilities and its other assets against theft, damage and destruction on a replacement cost basis.

c.	GPTG shall be added as an additional insured under the comprehensive general product and public liability insurance policy.

d.	Workers' compensation insurance to the extent required by law.

During the entire term of this Agreement, GPTG will maintain insurance coverage that is customary for a company marketing, selling and handling the transportation of ethanol, and provide evidence of such coverage as reasonably requested by Producer from time to time.  At a minimum, GPTG's insurance coverage must include:

a.	Comprehensive general product and public liability insurance, with liability limits of at least $2 million in the aggregate.

b.	Producer shall be added as an additional insured under the comprehensive general product and public liability insurance policy.

c.	Workers' compensation insurance to the extent required by law.

14.
Effective Date of Agreement.  This Agreement is made and entered into, and shall become binding and enforceable on, the date of this Agreement, but GPTG and Producer agree that this Agreement shall not become effective for purposes of commencing transactions under and pursuant to this Agreement until September 25, 2009 (the "Effective Date").

15.
GPTG Representatives.  GPTG shall designate to Producer in writing one or more representatives of GPTG (each, a "GPTG Representative") through whom all contacts from Producer pursuant to this Agreement may be made, and unless otherwise expressly specified in this Agreement, each GPTG Representative shall be deemed to have full authority to make all decisions and to resolve all matters, disputes and issues under this Agreement on GPTG's behalf.  GPTG may change  the GPTG Representatives from time to time for any reason or for no reason, effective upon the giving of written notice to Producer.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

16.
Producer Representatives.  Producer shall designate to GPTG in writing one or more representatives of Producer (each, a "Producer Representative") through whom all contacts from GPTG pursuant to this Agreement may be made, and unless otherwise expressly specified in this Agreement, each Producer Representative shall be deemed to have full authority to make all decisions and to resolve all matters, disputes and issues under this Agreement on Producer's behalf.  Producer may change  the Producer Representatives from time to time for any reason or for no reason, effective upon the giving of written notice to GPTG.

17.
Entire Agreement: This Agreement contains the entire agreement between the Parties and supersedes all previous agreements, either oral or written, between the Parties.  No course of dealing or usage of trade shall be relevant or admissible to supplement, explain or vary any of the terms of this Agreement, except only where this Agreement expressly refers to industry standards or industry practices, if any, in which event industry standards or industry practices shall only be considered or applied with respect to the particular action, item, matter or issue in question, but the terms of this Agreement shall govern and control in the event of any conflict or inconsistency between any term or condition of this Agreement and any such industry standard or industry practice.  Any reference to industry standards or industry practices in this Agreement is to the then current generally recognized industry standards or industry practices for the ethanol industry in the United States.  All sales of Ethanol to GPTG by Producer pursuant to this Agreement are made upon and subject to, and are expressly limited solely to, the terms and conditions of this Agreement and the corresponding Accepted Purchase Order, and GPTG and Producer each hereby object to any additional, different or inconsistent terms which may be set forth in any other document that Producer or GPTG, as the case may be, may at any time and from time to time submit to the other, and no such additional, different or inconsistent terms shall be part of this Agreement or any sale of any Ethanol to GPTG by Producer pursuant to this Agreement or shall otherwise have any force or effect whatsoever.  In the event of any conflict or inconsistency between any terms of this Agreement and of any Accepted Purchase Order or other Purchase Order or information that may be provided by GPTG to Producer pursuant to Section 5.B. or otherwise, the terms and conditions of this Agreement shall govern and control to the full extent of such conflict or inconsistency.  Any exhibits and schedules to this Agreement are incorporated into this Agreement by this reference as if set forth in full.  The language of this Agreement shall not be construed in favor of or against either Party, but shall be construed as if the language was drafted mutually by both Parties.  No modifications hereof shall be valid unless made in writing and signed by both Parties.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

18.
Further Assurances.   Each Party will execute or cause to be delivered to the other Party such instruments and other documents and will take such other actions as the other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by the Agreement.

19.	Waiver: The failure of either Party to enforce any of its rights hereunder on any particular occasion shall not constitute a waiver of such rights on any subsequent occasion.

20.
Assignment:  This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, Producer may, without the consent of GPTG, assign this Agreement as collateral or security or otherwise to any lender of Producer, and any lender may in turn assign this Agreement without GPTG's consent upon any foreclosure or other exercise of any rights or remedies against Producer or any of Producer's assets.

21.	Headings: Any paragraph headings are used for convenience only and are not intended and shall not be used in interpreting any provisions of this Agreement.

22.
No Third Party Beneficiary: Nothing contained in this Agreement shall be considered or construed as conferring any right or benefit on a person not a Party to this Agreement, except only that the Producer Indemnified Persons and the GPTG Indemnified Persons shall have the rights and protections provided in, respectively, Section 7.C. and Section 7.D.  Neither this Agreement nor the performance hereunder shall be deemed to have created a joint venture or partnership between the Parties.

23.	Governing Law: This Agreement shall be governed by the laws of the State of Nebraska, but without regard to the choice of law or conflict of laws provisions thereof.

24.
Arbitration: Any dispute arising out of or in connection with this Agreement shall be submitted to binding arbitration, except that any Party may pursue preliminary, temporary or permanent injunctive relief for any breach of Section 29 and either Party may terminate this Agreement as otherwise provided herein without first being required to submit to arbitration the underlying issue or dispute upon which such termination is alleged to be based.  The arbitration shall be conducted according to the Commercial Arbitration Rules of the American Arbitration Association.  The place of arbitration shall be Omaha, Nebraska or Des Moines, Iowa or such other place as may be agreed upon by the Parties.  Both Parties shall attempt to agree upon one arbitrator, but if they are unable to agree, each shall appoint an arbitrator and those two arbitrators shall appoint a third arbitrator.  The expenses of the arbitrator(s) shall be divided equally between the Parties, unless otherwise determined by the arbitrators as part of the decision of the arbitrators.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and shall be enforceable against the Parties.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

25.
Severability: In the event any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable.  In the event any provision of this Agreement is held to be invalid, illegal or unenforceable as written, but valid, legal and enforceable if modified, then such provision shall be deemed to be amended to such extent as shall be necessary for such provision to be valid, legal and enforceable and it shall be enforced to that extent.  Any finding of invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.  Without limiting the generality of the foregoing, each term of this Agreement which provides for a limitation of remedies or liability, disclaimer or exclusion of warranties, or exclusion or limitation of damages is subject to this Section.  Further, if any remedy is determined to have failed of its essential purpose or otherwise, all limitations of liability and exclusions and limitations of damages provided for in this Agreement shall remain in full force and effect.

26.
No "Take or Pay."  The Parties agree that this is not a "take or pay contract"; provided, however, GPTG is obligated under this Agreement to purchase all of the Ethanol output at the Plant pursuant to Purchase Orders it presents to and which are accepted by Producer pursuant to Section 5.B of this Agreement.

27.
Counterparts.  This Agreement may be executed by the Parties by facsimile and in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

28.
Working Relationship.  Because the Parties have not done business together in the past in the manner described in this Agreement, they have not yet attempted to develop efficient and effective day-to-day procedures related to ordering, delivering ethanol and shipping ethanol and, therefore, agree to work together promptly and in good faith to develop effective and efficient day-to-day procedures to cover these matters; provided, however, that no such procedures shall be in conflict or inconsistent with any of the terms or conditions of this Agreement, shall in any way amend or modify this Agreement, or shall be a part of this Agreement.

29.
Confidentiality:  The Parties acknowledge that they will be exchanging information about their businesses under this Agreement which is confidential and proprietary, and the Parties agree to handle that confidential and proprietary information in the manner described in this Section 29.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

a.
Definition of Confidential Information.  For purposes of this Agreement, the term "Confidential Information" means information related to the business operations of Producer or GPTG, as the case may be, that meets all of the following criteria:

(i)	The information must not be generally known to the public, and must not be a part of the public domain.

(ii)	The information must belong to the Party claiming it is confidential, and must be in that Party's possession.

(iii)
The information must have been protected and safeguarded by the Party claiming it is confidential by measures that were reasonable under the circumstances before the information was disclosed to the other Party.

(iv)
Written information must be clearly designated in writing as "Confidential Information" by the Party claiming it is confidential before it is disclosed to the other Party, except that all information about a Party's production, costs and prices will always be considered Confidential Information under this Agreement, without the need for specifically designating it as such.

(v)
Verbal Confidential Information which is disclosed to the other Party must be summarized in writing, designated in writing as "Confidential Information," and transmitted to the other Party within ten (10) days of the verbal disclosure, except that all information about a Party's production, costs and prices will always be considered Confidential Information under this Agreement, without the need for specifically designating it as such or providing a writing pursuant to this subparagraph.

b.
Limitations on the Use of Confidential Information.  Each Party agrees that it will not use any Confidential Information that it obtains about the other Party for any purpose, other than to perform its obligations under this Agreement.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

c.
The Duty not to Disclose Confidential Information.  The Parties agree that they will not disclose any Confidential Information about each other to any person or organization, other than their respective legal counsel and accountants, without first getting written consent to do so from the other Party.  Notwithstanding the foregoing, if a Party or anyone to whom such Party transmits Confidential Information in accordance with this Agreement is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process) in connection with any proceeding, to disclose any Confidential Information, such Party will (if permitted under the law or other process in question) give the disclosing Party prompt written notice of such request or requirement so that the disclosing Party may seek an appropriate protective order or other remedy, and the receiving Party will cooperate with the disclosing Party, at the disclosing Party's cost and expense, to obtain such protective order.  The fees and costs of obtaining such protective order, including payment of reasonable attorney's fees, shall be paid for by the disclosing Party.  If such protective order or other remedy is not obtained or the disclosing Party waives compliance with this Section, the receiving Party (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, in the opinion of legal counsel, is legally required to be disclosed, and upon the disclosing Party's request, and at the disclosing Party's cost and expense, shall use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

d.
The Duty to Notify the Other Party in Cases of Improper Use or Disclosure.  Each Party agrees to immediately notify the other Party if the Party becomes aware of any improper use of or any improper disclosure of the Confidential Information of the other Party.

e.
Protection of the Confidential Information.  Each Party agrees to develop effective procedures for protecting the Confidential Information that it obtains from the other Party, and to implement those procedures with the same degree of care that it uses in protecting its own Confidential Information.

f.
Return of the Confidential Information.  Immediately upon the termination of this Agreement, each Party agrees to return to the other Party all of the other party's Confidential Information that is in its possession or under its control.

g.
Disclosure in SEC Filings. Notwithstanding any other provision contained in this Agreement, GPTG acknowledges and agrees that the disclosure of this Agreement and the transactions contemplated hereby by Producer (i) in a Form 8-K or other report filed with the Securities and Exchange Commission at any time on or after the date hereof, or (ii) in a press release or on an analyst call, will not be violation of this Section. Producer will, however, cooperate with any reasonable request of GPTG to request confidential treatment for certain terms and provisions of this Agreement in connection with any such filing with the SEC.

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

h.
Termination of Obligations.  The Parties' respective obligations under this Section shall apply during the term of this Agreement and for a period of two (2) years following the effective date of the termination of this Agreement, whether by Producer or GPTG and for whatever reason or for no reason, and neither Party shall have any further ongoing obligations under this Section, other than for liability with respect to any prior breach of this Section by them, at any time on or after the date which is two (2) years after the effective date of the termination of this Agreement.

30.           Consent to Jurisdiction; Waiver of Jury Trial.  Subject to Section 24, GPTG and Producer each consent to the nonexclusive jurisdiction of any federal or state court sitting in Polk County, Iowa or in Douglas County, Nebraska in any action or proceeding arising out of or relating to this Agreement.  GPTG and Producer each waive any right to a jury trial with respect to and in any action, proceeding, suit, claim, counterclaim, demand, dispute or other matter whatsoever or arising out of this Agreement.

In WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

Green Plains Trade Group LLC		Lincolnway Energy, LLC

By:	/s/ C. Stephen Bleyl	By:	/s/ Richard Brehm
Name: C. Stephen Bleyl		Name: Richard Brehm
Title: EVP Ethanol		Title: President/CEO
Date: October 1, 2009		Date: September 28, 2009

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

SCHEDULE 1

GPTG will present to Producer to make the following flat price or basis bid * everyday FOB the plant in Nevada for their consideration.  The limits (volume) GPTG would be willing to extend on these bids are also listed.

Nearby Month	Maximum offer will be for *

Nearby Month +1	Maximum offer will be for *

Nearby Quarter	Maximum offer will be for *

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

EXHIBIT A

Green Plains Trade Group LLC
FUEL-GRADE ETHANOL
SPECIFICATIONS
(DENATURED)

NON-DETERGENT
TEST	GRADE	METHOD OF TEST
Apparent Proof - 60°F	200 minimum	ASTM D-4052 /
	203 maximum	Conversion Table

Specific Gravity, 60/60°F	0.7870 - 0.7950	ASTM D-4052

Water, Mass Percent	0.50 nominal	ASTM E-203
0.82 maximum

Ethanol Content,	92.1 minimum	Gas Chromatography
Volume Percent		ASTM D-5501

Methanol, (vol. %)	0.50 maximum	ASTM D-5501

Non-Volatile Matter,	5 maximum	ASTM D-1353
mg/100 mL

Sulfur, Mass Percent	0.0010 maximum	ASTM D-5453

Benzene, (vol. %)	0.06 maximum	ASTM D-3606

Olefins, (vol. %)	0.50 maximum	ASTM D-1319

Aromatics, (vol. %)	1.70 maximum	ASTM D-1319

Chloride Ion Content,	32 maximum	ASTM D-512, Meth. C
mg/L		Modified Note (1)

Copper Content, mg/kg	0.08 maximum	ASTM D-1688, Meth.D
Modified Note (2)

Acidity (as acetic acid	0.0070 maximum	ASTM D-1613
CH3C00H), mass %	0.0042 maximum	(Shipments to Canada)

Appearance	Clear and Bright, visibly	Visual
free of suspended and/or
settled contaminants.

Color, Platinum - Cobalt	50.0 maximum	ASTM D-1209

Hydrocarbon Denaturant	5.00 maximum	Gas Chromatography
gal/100 gal.	2.0 minimum	ASTM D-4806

pHe	6.5 minimum	ASTM D-6423 (3)
9.0 maximum

Sulfate-mg/kg	4.0 maximum	-No official
ASTM Method

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

(NOTES)

Note 1:
The modification of Test Method D-512, Procedure C, consists of using 5 mL of sample diluted with 20 mL of distilled water instead of the 25 mL sample specified in the standard procedure.  The volume of the sample prepared by this modification will be slightly more than 25 mL.  To allow for the dilution factor, report the chloride ion present in the fuel ethanol sample as 5 times that determined in the sample.

Note 2:
The modification of Test Method D-1688, Procedure D, consists of mixing reagent grade ethanol (which may be denatured according to BATF Formula 3A or 3O) in place of water as the solvent or diluent for the preparation of reagents and standard solutions.  However, this must not be done to prepare the stock copper solution described in 39.1 of D-1688.  Because a violent reaction may occur between the acid and the ethanol, use water as specified in the acid solution part of the procedure to prepare the stock copper solution.  Use ethanol for the rinse and final dilution only.

Note 3:
The only denaturants shall be natural gasoline, gasoline components, or unleaded gasoline at a minimum concentration of 2 parts by volume per 100 parts by volume.  Hydrocarbons, with an end boiling point higher than 437°F as determined by ASTM Method D-86, shall not be used.

Note 4:	All fuel ethanol will contain a minimum of one of the following corrosion inhibitors:

a)	20 pounds per 1,000 barrels of Octel Starreon DCI-11
b)	20 pounds per 1,000 barrels of Petrolite Tolad 3222
c)	13 pounds per 1,000 barrels of Petrolite Tolad 3224
d)	20 pounds per 1,000 barrels of Nalco 5403
e)	20 pounds per 1,000 barrels of Endcor FE-9730 (1)
f)	20 pounds per 1,000 barrels of MidContinental MCC5011E
g)	27 pounds per 1,000 barrels of MidContinental MCC5011EW
h)	13 pounds per 1,000 barrels of US Water Services Corrpro 654

*	Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.